Exhibit 5.1

September 10, 2010

Choice Hotels International, Inc.

10750 Columbia Pike

Silver Spring, MD 20901

RE:	Choice Hotels International, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel of Choice Hotels International, Inc. (the “Company”) and have acted for the Company in connection with the preparation of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement covers shares of the Company’s Common Stock, $.01 par value, (“Common Stock”) offered under the Company’s 2006 Long-Term Incentive Plan (the “Plan”).

In connection with the rendering of the opinion set forth below, I have reviewed the records of the Company, the minutes of the meetings of the stockholders and directors of the Company and such other records and documents as was necessary in my judgment to so render the following opinion.

Based on the foregoing, I am of the opinion that:

The shares of Common Stock, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ronald D. Parisotto

Ronald D. Parisotto
Senior Vice President, General Counsel and Corporate Secretary